Exhibit 8.1

Morgan Lewis

Counselors Law

January 18, 2006

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Dear Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of November 14, 2005 (the “Agreement”) among Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), Susquehanna Patriot Bank (“Patriot”), a New Jersey state chartered bank and a wholly-owned subsidiary of Parent, and Minotola National Bank (“Minotola”), a national banking association, Minotola is to merge with and into Patriot with Patriot surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to Parent in connection with the Merger and in that connection you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission, upon (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Agreement;

2.	The registration statement of Parent on Form S-4, File No. 333-130414, filed on December 16, 2005, as amended through the date hereof, with the Securities and Exchange Commission with respect to the Parent Common Stock to be issued to the shareholders of Minotola in connection with the Merger (the “Registration Statement”); and the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

3.	The representations made to us by Parent and Patriot in their letter to us dated January 18, 2006;

4.	The representations made to us by Minotola in its letter to us dated January 18, 2006; and

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January 18, 2006

5.	Such other instruments and documents related to the formation, organization and operation of Parent, Patriot, and Minotola and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary), (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that (i) for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Registration Statement under the caption “The Merger – Material Federal Income Tax Considerations,” subject to the limitations, qualifications and assumptions described therein, fairly summarizes the federal income tax consequences that are material to a Minotola shareholder who holds shares of Minotola common stock as a capital asset.

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any

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January 18, 2006

such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of Parent and Patriot. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “The Merger – Material Federal Income Tax Considerations” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP

MORGAN, LEWIS & BOCKIUS LLP